Exhibit 5.1

Calise Y. Cheng

+1 650 843 5172

ccheng@cooley.com

April 23, 2019

Zoom Video Communications, Inc.

55 Almaden Boulevard, 6th Floor

San Jose, CA 95113

Re:    Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Zoom Video Communications, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 22,992,078 shares of Class B common stock, par value $0.001 per share (the “2011 Plan Class B Shares”), issuable pursuant to the Company’s Fourth Amended and Restated 2011 Global Share Plan (the “2011 Plan”), and (b) 90,292,967 shares of Class A common stock, par value $0.001 per share, consisting of (i) 22,992,078 shares of Class A common stock (the “2011 Plan Class A Shares”) issuable pursuant to the 2011 Plan, (ii) 58,300,889 shares of Class A common stock (the “2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”), and (iii) 9,000,000 shares of Class A common stock (together with the 2011 Plan Class B Shares, the 2011 Plan Class A Shares and the 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Company’s 2011 Plan and 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses included therein, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the Plans and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Calise Y. Cheng
Calise Y. Cheng